EXHIBIT 5.1
[LETTERHEAD OF DLA PIPER US LLP]
2000 University Avenue, East Palo Alto, CA 94303-2248
Phone: 650-833-2000     Fax: 650-833-2001     www.dlapiper.com
May 22, 2008
Trident Microsystems, Inc.
3408 Garrett Drive
Santa Clara, California 95054
Ladies and Gentlemen:
     We have acted as legal counsel for Trident Microsystems, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 4,000,000 shares of the Common Stock, no par value, of the Company (the “Shares”) which may be issued pursuant to the Trident Microsystems, Inc. 2006 Equity Incentive Plan (the “Plan”).
     We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States.
     Based on such examination, we are of the opinion that the Shares which may be issued pursuant to awards granted under the Plan when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.
     This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.
Very truly yours,
/s/ DLA Piper US LLP
DLA PIPER US LLP